Exhibit 4.88

DATED 01st JULY 2022

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY
FZE
AS OPERATOR

- and –

CENGEO NEW ENERGY FZ-LLC
AS CUSTOMER

COMMERCIAL STORAGE AGREEMENT

Hogan Lovells

Hogan Lovells (Middle East) LLP
10th Floor, Al Fattan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai, UAE

- 1 - The parlJes listed below› agfce, in this Commercial Storage Agre ƒ meat (l ^• "^s reenJef1t") datetl as uf 01'' July 2022. and cxecuted in 0///›ai, USE, the following: KEY Cof/Ifi1ERCI/ \ L TERhtS 1 Operator ”2. CuStOITIOr ” "3". Agreement to provide Services 4. Agreement Brooge Investment Petroleum ancl "“Gas Company FZE, a company incorporated in Fujnimli Fr 0 o Zoite, having regislralion number / 3 - F - ZC - 1117 and registered PO Box SOJ 70 Fujainah United Drab Eiiiirates (the "Operator" or "BPGIC") . ConGeo New Ener FZ - LLC ai (the "Customer"). The Operator agrees to pro'zirle Ihe S ƒ rv . ces in rclaticn to lhe l*roducl a : the Terminal, and lhe Customer wishes to store ill ƒ - Pfod‹ict at the Terminal and desires to purchase storage related hanclting services frcm the Opeialor on (lie terms and conditions set out in this Agreement . This Agreement comprises theso Key Commercla› Terms and the General Teiins and Conclifions ("GTCs") which ate altac'hed to this Agreeinenl and are hereby incarpor‹nIed by reference in this Agreement as if It \ ey were set out in full ai›d shall apply to the provis . ons of this Agreement, sub)ec \ to Glause 1 . 4 of 1 he GTCs . In this Agreement . capitalised \ 'zords and expressions have lha meani • 9 s set out for them (whether by incorporation, cross - reference or othe visc) in the GTCs, unless olherv›ise defined in this Agre ƒ . ment or the context other, • /ise iequifes . In addition, 1 . "Circulation Charges"means the charges described in Box 16 of these Key Commercial Terms ;

2. "Clause(s)" means the provision(s) and stipuIa \ ion(s) of the GTCs ; 3. "Commencement Date" means 15 ” July 202 Z ; "EXcess Throughput Charges" means the charges described in Box 14 oftheseKey Commercial Terms : "Fee" means, in respect of each month an amount equal to the aggregate of the Renlal and Handling Charges, the Excess Throughput Charges, the Tank Cleaning Charges, the Circulation Charges, the Tank Headng Charges, the Inter - Tank Transfer Charges, and the TopSide Facility Charges for such month ; 6. "Flnance Party" means any person providing debt financing to the Operator in connecdon with the Teminal (excludlng any shareholder of the Operator or any Affiliate of any shareholder) ; 7. "Floor Prlco" has the meaning given to it in Box 13 of these Xey Commercial Tems ; 8. "Guarantee" no \ used; 9. "Guarantor" not used; 10. "GTCa" has the meaning given to it in Box 4 of these Key Commercial Terms ; 11. "Inter - Tank Transfer Charges" means the charges descñbed In Box 18 of lhese Key Commercial Tems : 12. "Key Commercial Tams" means the provisions of Box 1 to 22 ; 43 . "Market Price" has the meaning given to it in Box 13 of these Key Comrr›ercial Terms : 14 , "POF" has the meanlng given to it In Box 9 of these Key Commercial Tems ; - —

15. "Product" has the meaning given to it in Box 8 of these Key Commercial Tems ; 16. “Rental and Handling Charges” means the charges described in Box 13 of theseKey Commercial Terms ; 17. "Services" has the meaning glven to it in Box 1 a of these Key Commercial Terms ; 18. "Storaga Facilities" means eny storage space with pipelines, pumps . component parts and equipment and appliances belonging thereto, whlch are within Ihe Terminal, to be made available to or to be used by the Operator for the purpose of carrying out lhe Services pursuant to the Agreement ; t 9 . "Tank Cleaning Charges" means the charges described in Box 15 of thase Key Commercial Terms ; 20 . ‘Bank Heating Gharges" means the charges described in Box 17 of these Key Commercial Tems ; 2t Vanh Turn" means a volume of Product equal to the Volume Commitment ; "Term" has the meaning given to it in Box 7 of these Key Commercial Terms ; 23. "Seminal" means the patroleum c‹ude and product 24. storage Seminal described in Box 9 of these Key Commercial Terms ; ’ 7 opSide Facility Charges" means the charges descñbed in Box 19 of ltiese Key Commercial Terms ; and 25. "Volume Commitment" has the meaning given to it in Box 11 of thase Key Commefcial Tems .; and 26. "Port Dues" was the meaning given to itin Box 20 of these Key Commercial Terms .

27 . Vharfage Facility Charges" has the meaning given to it in Box 20 at tfiese Key Commercial Term Not used. Guarantee 6. The obligations undar this Agreement (including the obligation of the Operator to provide the Services and of the Customer to pay the Fee) shall begin on !he Commencement Date, and shall, subject to the terms of this Agreement, continue for a period of 1 yaar+ 2 years, i . e . (the "Tarm") . The Agreement can be renewed based on mutual agreement, with to be definad conditions . The partlos should start negotiations 30 (thirty) days prior to tha expiry of the Terry . Period of Agreement 7. The Product shall comprise white petroleum products (naphtha and gasoll) delivered by the Customer to tha Operator for the purposes of carrying out the Services . as described in the Port Rules for Topslde Facllity Operations (the top Sldo Rulesg and the type and specifications of which shall be pre - agreed by the Parties p ior to delivery . Product B. Terminal means lhe 399 , 324 cubic metre capacity fuel oil and product storage teminal developed by BPGIC In the Emirate of Fujairah, and more specifically, located near the Port of Fujairah ("POF"), United Arab Emirates and any other premises, office . buiMing, Storage Facilities (as defined in the GTCs), tank, and pipeline at whlch or in which Sarvices are provided to fhe Customer in accordance with this Agreement by the Operator or any third party appointed by the Operator . In case a third party is appointed by the Operator . Temlnal 9. ”' The Services shall comprise any or all operations carried out or to be carried out by the Operator In respect of the Product aL outside or through the Terminal, inclusive of but not reskicted Services 10.

11. Volume Commltment for Storage 42. Payment - 5 - 1. "” maklng storage spaæ available in respect of the Volume Commitment ; 3. storing . manipulating (which shall be deemed to include the through - pumping of Ote Product between tbe matrix manifold and the Teminal) . moving . treating, processing and delivering : and 3. administrative handling of the Product (including preparing shipping documentation for . dealing with mandatory government reporting and/or other admlniskative activities related to the Product) . For the avoidance of doubt the Operator is entided to sub - conkad all or part of the Services to a sub - contractor or third - party operator ai its sole discretion . The Customer çommi ren † ng a storage capaôty of bm at the Teminal (the Volume Commltment"), subject to the terms of this AgfeemenL The Operator shall invoice, and the Cuslomer shall pay in accordance with this Agreement the aggregate for each month during the Tern an amount equal to the aggregate of : 1. the Rental and Handllng Charges: Ihe Excess Throughput Charges; the Tank Cleaning Charges: the Circulation Charges; the Inter - Tank Transfer Charges; and the Poft of Fujairan tariffs lncluding but not limited to Wharfage Faclllty Chages ; and the TopSide Facilité Charges, 2. 3 4. 6. for such month, which will be accepted by Customer only as per actual invoica from Portol Fujairah

13. Rontal and Handling Charges 14. Excess Throughput Charges “ 15. Tank Cleaning Charges - 6 - For each month . durlng the Term . the Renlal and Handling Charges shall be determined as the Volume Commllment multiplied by : USS er cbm per month ("Floor Prlce”), The Customer shall have at no extra cost a throughput allowance equal tank turn of m’ per month.Tank turn means a volume of product equal to the Volume Commitment. If theCustomer exceeds this allowance, the Customer shall pay to the Operator. the Excess Throughput Charges in respect of the excess above the Volume Commitment delivered or redeiivered al a rate of US5 per cbrn of the volume of the Product handled per eachimport/export Excess Throughput Charges wi \ I be reviewed t and may be adjusted annually by the ‘ Operator. Unused kee throughput cannot be carried forward to subsequent months. If lhe Cusomer requires a tanx allocat to it to be cleaned as a result of th Customer requesting a change in th Product stored in that tank, or In Iheeven of the expiration/termination of th Agreement, the Customer shall pay a amount equal to Ihe actual dokumen cosls incurred by the Operator ‹ managing and procuring the cleaning o the tank or tanks. A third - party surveyo engaged by the Customer shall ins and lest lhe tank/tanks for cleanliness. Customer shall receive the tank In suitable conditén and will be inspect by Customer nominated inspectio company, which shall comply with th terms agreed hetein, and Customer wil handover and

16. ClrculàtÏon Charges 17. Tank Heatlng ” 18. Intar - Tank Transfère 19. TopSide Facillty Charges - 7 - dellver if back to“the Operator on the same basis. “20. Port Dues and Wharfaga Facilité Charges " TheCustomer shall pay to the Operator circulation charges Charges") at a USÇ "Circulation per hour In case such a service is requested by tha Customer. Not applicable forthe required products. If the Customer requests, and the Operator consents to, the transfer of Ihe Customer's Product from one tank to another . 1 he Customer shall pay Inter - Tank Transfer Charges to the Operatoi at the amount of USS per cbm of Product Pansferred between any tanks at the same Terminal and measured at ambient temperature during the transfer per month . The custody transfer volume will be based on Ihe issuing tanr leval gauge computation . The Customer will pay tho Operator on a pass - through basis the TopSide Facility charges as charged by the POF as further set out In Clause 11 of the GTCs, and as per actual Port of Fujalrah invoices . Port dues and any other changes (indudin 9 Wharfage Facility Charges) imposed by the POF on the Customer's vessels as defined In the p‹x 1 of Fujairah Port Tariff (affective from 1 May 2008 as amended from lime to time) or any othet applicable chaiges shall be borne directly by the Customer and are not applicable to this Agreement . To the extent lhese amounts are invoiced directly la the Operator rather than the Customer, the Customer shall repay the Operaar ail such amounts upon receipt of an invoke in respect of swh charges from

21. Change In law IN WITNESS WHEREoF the Parties herelo above written. .8 - the Operator in acco dance 'with the ' provisions of tlause 11 . Any dulies o - taxes levied by any competent authority ›'zilI be ƒ payable by the Customcr as further set out in Clause 3 . 10 oi fhe GTCs . Any material increase in costs reasonably insured oi to be incurred and properly e'vIdenced and satisfactorily documented by BPGIC in performing ils obligations under this Agreement . Including any material increase that aises as a direct result of a change in Ia'v (including a change in interpretation Of an existing Is \ v), regulation (including a change in interpretatlon of an exis : ing regulation) or tax, will be boif 1 e by the Cr stomer, based on muta 0 l agreement . ona pro rata basis . thai is pro rata to the propoflion 'which its Volume Commitment kears to be total sforago Ca ; ›acity of the Tefminzl . by means of an adjustment to the appropriate element(s) of the Fee . Slgne0 O'/ @ - Afco/uoo L. Paaifiotihoopor for and on behalf of Brooge Potrofaum and Gas /nvostmont Company - 2G In the presence ol: Name: . Signature: for and en behall ol cenGeo New Energy FZ - LLC - ... " “ In lho presence of: Name: Signa Aareemenl on lhe nay anti year first

- 9 -

DATED 2022

GENERAL TERMS AND CONDITIONS

FOR

TANK STORAGE AND HANDLING OF PRODUCTS

Hogan Lovells

Hogan Lovells (Middle East) LLP
10th Floor, Al Fattan Currency Tower, Dubai International Financial Centre, PO Box 506602, Dubai, UAE

CONTENTS

CLAUSE		PAGE
2.	APPLICABILITY OF GTCS	2
3.	PRODUCTS	3
4.	STORAGE FACILITIES	5
5.	OPERATION AND MAINTENANCE OF STORAGE FACILITIES	7
6.	DELIVERY AND REDELIVERY	7
7.	DELIVERY AND REDELIVERY REQUIREMENTS	8
8.	HANDLING OF VESSELS	9
9.	DETERMINATION OF QUANTITIES	10
10.	ACCESS TO TERMINAL	11
11.	CONDITIONS OF PAYMENT	11
12.	THIRD PARTY CHARGES AND SUMS ON PRODUCTS	13
13.	RIGHTS OF LIEN AND RETENTION	13
14.	TRANSFER OF OWNERSHIP	14
15.	REPRESENTATIONS AND WARRANTIES	14
16.	TERMINATION	14
17.	AFTER TERMINATION	16
18.	FORCE MAJEURE	18
19.	LIABILITY	19
20.	INSURANCE	22
21.	CONFIDENTIALITY	23
22.	CUMULATIVE RIGHTS AND REMEDIES	23
23.	COMPLIANCE WITH STATUTES	24
24.	NOTICES	24
25.	ASSIGNMENT	25
26.	CONSENT OR WAIVER	25
27.	SEVERABILITY	25
28.	APPLICABLE LAW	25
29.	NOTICE OF DISPUTE	25
30.	ARBITRATION	25
31.	THIRD PARTY RIGHTS	26

Hogan Lovells

DEFINITIONS AND INTERPRETATION 1. 1.1 oeflnitlons In thls Agreement: "Additional Documents" has the meaning as ascribed to it in Clause 3.2. "Affiliate" means a Party or person Controlling, Controlled by or under common Control with another Party. "Agreement" means this Agreement comprised Of the Key Commercial Tems and the GTCs or any agreement made in writing behveen the Customer and the Operator for the carrying out the Services . "Applicable Laws" means any federal, emirate, munlcipal or aulhorily statute, ordinance, regulation, guldellne . rule, code, direction or any licence, consent, permit, authorisation or other approval, including any condlfions allached thereto, of the Unlted Arab Emirates . the Emirate of Fujairah or any publlc body or authoñty, local or federal agency, department, Inspector, m inistry . official or public at statutory person which has appropriate jurisdiction . "Business Day" means any day excluding Saturday and Sunday and any day which shall be a legal holiday or a day on which banklng institutions are authorised or required by law or other governmental action to be closed in the United Arab Emirates : "Control" in relation to a body corporate maans the abllity of a parson to ensure Ihat the activities and business of that body corporate are conducted in accordance with lhe wishes of tha( person and a person shall be deemed to have Control of a body corporate if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to appoint or remove directors of that body corporate holding a majority of the voting rights at meetings otthe board of directors (or equivalent management organ) on all, or substantially all, matters, and except as expressly provided in this Agreement cognates of the term Control shall be construed accordingly . "Customer" means the Customer as specified in the Key Commercial "terms. "Dispute" has the meaning given to it in Clause 28. "Energy InstlNte" means the professional body for the energy industry, based n lhe UK. "Failure to Pay Notice" has fhe meaning given to it in Clause 13.2. "Force Majeure" has the meaning given to It in Clause 18.1. "LIBOR" means the London interbank offered ‹ate adm 1 nista ed by ICE Benchmark Administration Limited (or any other person which lakss over the adminlstration of that rate) for USo and period of one monlh displayed on pagas LIBOR 01 or LIBOR 02 of the Thomson Reuters screen or any benchmark fate which is locally dasignated, nominated or recommended as the replacement for LIBOR . "Loss" means any loss, damage, cost and expense suffered by the claimant due to the loss, destruction or damage of any property (Including the propeily of the claimant) or from any damage to the environment or ftom the death or injury of any person (including the clalmant) . "Maintenance Works" means checking, maintenance, repair and alteration work to the Teminal as per Clause 5 . 1 . I logan Lovms

"OT 1 " and ”OT 2 " means all permanent existing and planned oil tanker berths at Oil Tanker Terminal 1 and Oil Tanker Terminal 2 within the Porl of Fujairah . along with the installations related thereto . ”Party" and "Parties” means the Customer and the Operator individually and cotleclively as the context may requlre . “Port Regulations” means any rulas, regulations, ordinances, procedures, directives, requirements, policies, standards or information of any kind, whether currently in force or introduced from time to tlme . produced by the POF in connection with POF and with which users of POF are required to comply . including the Port Guidelines, the Port Ordinance 1982 , and the Top Side Rules, as may be amended from time to time . "Reasonable and Prudent Operator" means a person seeking in good faith to perform ils contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foreslght which would reasonably and ordinarily be expected from a skilled and experienced operator complying wi \ h the Port Regulations and all Applicable Laws and engaged in the same type of undertaking under the same or similar circumstances and condltions as contemplated by this Agreement "Rules" has the meaning given to it in Clause 30 . 1 . "Security Trustee“ ha 6 the meaning given to It in Clause 16 . 3 . “Standards of a Roaaonable and Prudent Operator" means the standards, prac \ ices, methods and procedures expected from a Reasonable and Prudent Operator . ”Termlnation Sum" means an amount equal to the aggregate amount What would have become due !n respect of Ihe Renlal and Handling Charge (fixed at the higher of lhe FIoOf Price or lhe latest Market Price) under lhis Agreement until the date on which this Agreement would have expired In accordance with ID terms . "Vesael" means any boat, ship or tanker delivering Product to Me Teminal via the OT 1 , OT 2 or any future jetties or any single buoy mooring system . 1.2 Words importing the singular only also include the plural and vice versa where the context requires ; words and expressions importing the masculine gender include the feminine ; reference to person includes any public body and any body of persons incorporate or unincorporate . Headings Clause headings shall be deemed not to be part of the Agreement and shall not be taken into account In the interpretation thereof. Prevalence The provisions of the hey Commercial Tems and the Clauses of the GTCs are to be read as mutually explanatory one of another, but in casa of conflict, discrepancy in or divergence between the provisions of the Key Commercial Tems and the Clauses of this Agreement, the provisions of the Key Commercial Term 9 shall prevail . 1.3 APPLICABILITY OF GTC3 All Services shall be provided and carried out pursuant to this Agreement unless otherwise agreed in wrlHng by the Pañies.

PAooucTs 3.1 Oescription For each cargo of Product to be delivered to the Temlnal, the Customer shall, when required by the Operator in accordance with the Operator's nomal operatlng procedures, furnish to \ ha Operator a correct and full written description of the Products as may be reasonably requested by Itie Operator and shall include : lhelr nature, type . quality, composltion, temperature, weight, volume, value, source . origin, hazard classification, their pressure and in addibon thereto all physical/chemical properties including but not restricted to : boiling point, flash point, vapour pressure, toxicity, melting point, coagulation p 0 int, viscosity, degradableness in water, stability, corrosiveness, acidity, statlc loadlng, smell level, MAC/PEL value and all particulars, knowledge of which Is materlal to the Operator for the provision of the Services or alternatively, which is of such natura that the Agreement would not have been entered into or not on fhe same conditions, if the Operator had had knowledge of those particulars . Such description shall be provided by the Customer in the form specified by the Operator . 3.2 Additional Documents The Customer agrees to execute in its name, pay for . and furnish to the Operator tlmely before the receipt of the Products all infomalion, documents, permits, approvals and olher materials and data ("Additional Documents") which may be equired by any Applicable Law including statutes . ordinances, rules, or regulations of any public authority relating la the descrlption, receipt, storing, handling (loading/unloading), blending, shipping, or disposal of the Products or lhelr waste or wasfe product, to or from the Terminal, together with detailed written instructions as to their uso and disposition . 3.3 NO(lflCd()Ofi The Customer shall as soon as practically possible notify the Operator in writing of new da \ a wi \ h regard to the Products failing under the Agreement lhalbecome known durlng the duration of the Agreement No Cognizance 0.4 The Operator shall not be deemed to have knowledge of the description of the Products, if Ifie descriptions referred to in Clause 3 . 1 and/or the Additional Documents as per Clause 3 . 2 are not materially complete or correct . True Operator may accept delivery of the Products nolwithsfanding the Operators knowledge of any incorrect or Incomplete descriplJon of me Product and/or incorrect or Incomplete Addilional Documents (having notified the Customer of such), and If the Operator shall choose to take dalivary of the Products : (a) the Customer shall bear the risk and expense of any necessary measures carried out by the Operator in respect of the Products arising from such incorrect or incomplete description and/or such incorrect or incomplete Additional Documents and shall Indemnify the Operator against all Loss arising kom such measures ; and (b) the Operator shall not be liable for any Loss arislng from such laking of delivery of the Products, save In each case to the extent such Loss arises from the gross n egligenceor wilful misconduct of the Operator.

3,5 lnspectlon of Products (a) The Operator is not bound to check the Products or their quality . conditions and conformity with their description and/or, as the casa maybe, the completeness or correctness of the Addi \ ional Documents . VVithout prejudice to Clause 3 . 4 , the Operator shall, however . be enticed, on or before taking delivery of any Products, to measure, test or examine the Products and check the Additional Documants for lhe purposes of inspection or verification if the Operator suspects that the contents have been incompletely or incorrectly described and/ar Incomplete or incorrect Additional Documents have been furnished la the Operator . The Customer shall bear Iha reasonable and aocumented cost of the Operator's inspealon and verification . (b) The Customer may appoint, at its own cost and expense . an independent inspector(s), the Idenlty of which shall be approved by the Operator, to ascenain the quality of the Products at the Terminal . The decision of such Inspector(s), if appointed, shall be treated and accepted by lhe Customer and the Operator as conclusNe and shall be final and binding upon the Operator and the Customer, save In the case of fraud or manifest error, as to the quality of the Products so loaded or unloaded . If no inspector is appointed, then in such an event the qualities ascertained by the Operator shall be binding for both Parties . 3.6 Delivery of Products (c) (a) Any taklng of delivery of the Products by tile Operator shall not constitute proof that the Products were delivered in a good and undamaged condition . (b) The Operator shall, as soon as possible, notify the Customer of any damage or defect of the Products and/or incompleteness or incorrectness of the description of fhe Products or the Additional Documents, which is apparent at ihe time of delivery thereof but the Customer shall not make any claim against the Operator by reason of the fact that it has not been so notified . The Operator shall be entitled, at the expense of the Customer, to do all thlngs necessary to prevent or reduce further deterbration In the condition of the Products and b arrange for a report fo be made on the condition of the Products or, as the ase may be, arrange for the conection or completeness of the Additional Documents, without being liable for any Loss arising from doing such things and the Customer shall indemnify the Operator against such Loss save where such Loss arises from the gross negligence or wilkl misconduct of the Operator . 7. ReNsal of Products Notwithstanding other provisions of the Agreement, the Operator shall be entitled fo refuse to take delivery of the Product ar to carry out any Services if the acceptance of Product or carrylng out of Services may in the reasonable opinion of the Operator result in : (a) the Products delivered purportedly as the Products do not confom with lhe description thereof provided by the Customer as per Clause 3 . 1 and/or are not furnished with complete or correct Additional DocumanD as per Clause 3 . 2 ; (b) danger or damage either to persons, goods. the Teminal Or property genarally; (c) any environmental damage: or {d) a violation of the Poa Regulations or Applicable Laws .

3.JO 3.11 The Customer warrants that the Products : (a) will cause no damage to the Storage Facilities and/or ancillary equipment of lhe Teminal. (b) will not render, after cleaning, the Storage Facilities unfit for fhe proper storage of water white chemicals; and (c} may lawfully be stored at the Teninai . The Customer shall be responsible for all Losses . fines, penalties and damages directly resulting from ltie storage of the Products at lhe Teminal . Provided . however . Ifie Customer shall not be responsible for such fines, penalties and damages arising from the Operator's failure to use reasonable care In safekeeplng and handllng of the Products or \ he proper \ y of the Customer pursuant to Its obliga 5 ons under the Agreement or any damage caused by the gross negligence or wilful misconduct of the Operator, or from any manufacturing defects in the materids or the manufacture of the tanks, interconnecting pipes, manifolds, the Storage Facilities and/or anciilary equipment of theTeminal . 3.12 Titlo and risk Except to lhe extent inconsistent with Clause 13 . 3 and Clause 17 . 5 , title and rlsk in relation to the Product shall remain with the Customer at all times under the terms of this Agreement . 8. If the Products are at the Terminal and, in the r easonableopinion of the Operator, do not conform with Ifie descrlption thereof provided by the Customer as per Clause 3 . 1 and/or are not Mrnished wilh complete or correc( Additional Documents as per Clause 3 . 2 , the Operator shall be entitled to remove Itie Products forthwith a \ the rlsk and expense of Ihe Customer . 9. Admission to Teminai If lhe Operator gives ID consent to admit to the Terminal tha Products . whose quality deviates from the description referred to in clause 3 . 1 and/or, as the cass may be, the Additional Documents are incomplete or incorrect as per Clause 3 . 2 , all the necessary exba operations, of any nature whatsoever, which are carried oul in relation to those Products and all further consequences shall be for the account of the Customer . Duties, Taxes and Charges If the Products are or may be subject to duties, taxation or other charges under the Applicable Law, the Cusbmer shall reasonably in advance and on demand furnish to the Operatar, all information and documents required by the Operalor to enable the Operator to make the appropriate declarations to such authorities for such purposes or to faciliate the Operator's dealings with such authorities . The Customer shall be liable for and shall indemnify the Operator against any Loss, penalties, taxes or duties paid or payable by the Operator as well as any declarations made to lfie aulfiorities by the Operator based on the documents and infomation prov 1 ded to the Operator by the Customer in connection v lth the duties, taxation and other charges which the Products are or may be subject to . 4. STORAGE FACILfFIES 4.1 Use of Storage Facilities The Customer shall Only use the Storage Facilities for the purposes specified in the Agfeemant unless otharwise sublet to another customer, for which in such case the

Customer will effect a mutually agreed sublease contract to be annexed to this Commercial Storage Agreement . 4,2 Solectlon of Storage Facllities (a) Unless expressly provided otherwise in lhe Agreement, the Operator shall, at its absolute discretion, in consultation with the Customer, selecl the Storage Facilities suitable for receipt and storage of the Products and shall be entitled to move the Products from one part of fhe Storage Facilities to another from time to time with the approval of the Customer (not to be unreasonably withheld or delayed) at no cost to the Customer . (b) Subject to obtaining the consent of the Customer to 9 *^ f * i t th 6 Customer's sole discretion and other relevant customers (which consent shall not be required in the event af an emergency) . the Operator may receive and store the Products at any of the Storage Facilitles at the Teminal in common wllh Products of the same average quality and of the same grade as ihe Products . (c) The Customer shall not be en 5 tled to claim that Products, which the Operator shall subsequently deliver to the Customar out of such common place purportedly as tne Producls, are not in fact the Products, which Ihe Cusbmer had earller delivered to the Operator for carrying out the Services . (d) The Operator shall as soon as possible, nodfy ihe Customer of any movement of the Products but the Customer shall not make any claim agalnst the Operator by reason of the fact that it has not been so noticed . 3. Sultabllity of Storaga FacilltiBe The Customer (or a third - parly surveyor engaged by the Gustomer) shall be entitled to inspect the Storage Facllltias to ensure their cleanliness, suitability and good condition prlor to the delivery of the Products to the Operator . The rights to inspect shall be exercised at reasonable times and with prlor written notlce, provided the relevant representative of the Cus \ omar (or a third - party sun/ayor engaged by the Cuslomei) shall comply with all on - site health and safety and other regulations . If the Customer (or a l?iird party surveyor engaged by the Customer) shall not mate such inspection or shall not have objected in writing to the cleanliness, suitability or condition of the Storaga Facilities wlthin 7 days following such inspection, the Storage Facilities shall be deemed to have been in a dean, suitable and good condition upon the delivery of the Products thereto and the Operator shall not be Ilabie in any way whatsoever for any Loss arising out of any lack of cleanliness or the state or condition of the Storage Facill \ ies . The decision of any third party surveyor engaged by the Customer as to the cleanliness or otherwise of lhe Storage Facilities shall, except in the case of fraud or manifest error . be final . 4. Substitute Storage Facilitles If at any flme during the (erm of ltte Agreement, the Operator finds it necessary to provide substitute storage faciliaes to the Customer, the Operator may do so provided such use will not result In the mixing of the Product with the product of any o!hercustomer . any additional costs involved in the transfer of Products is at the expense of the Operator and Ihe Operator has obtained the Customer's prior approval (not to be unreasonably wilhbetdor delayed) . Any such substlute storage facllizies . while in use under this Agreement, shallbe deemed to be the Storaga Facilities referred to in thls AgreemenL The Operator shall compensate the Customer for the cost of any Product lost as a resuk of the use of such substitute Storaga Faciliées which Is only beyond the tolerance rule of 0 . 5 9 L plus or minus and fhal is caused by gross negligence of the Operator .

4.S Maximum Contants Unless explicitly pemitted otherwise in writing by the Operator, the maximum allowable weight . which may be stored in any Storage Facility shall be equivalent to the weight of the volume of water at a temperature of 4 oC, with which the capacity of the Storage Facility in quastion can be filled . No reduction in the storage rates and charges payable as per Box 12 of the Key Commercial Terms shall be allowed on the ground that any part of such Storage Facilities shall not have been used . OPERATION AND MAIMTENANCE OI= STORAGE F CIMTIES 5. 5.1 Operation and Maintenance The Operator at all times during the term of the Agreement shall operate and maintain Ihe Terminal and related equipment provided hereunder in good and serviceable condition to the Standards of a Reasonabla and Prudent Operator . Provided that the Operator promplly and reasonably in advance notifies lrie Customer, the Operator shall be entitled, at any time and from time to time, to carry out Maintenance Works to the Terminal or to have these carried out . and furthemoreto effect alterations or to have these effected or alternatively to fit additional or special equipment to lria Teminal or to have these fitted, whenever the Operator deems it necessary or prudent to do so or if Ihe Operator is obliged to do so pursuant to Applicable Law . 5.2 5.4 Moving of Products Subject to ob \ ainIng the Customer's consent (which consent shall not be unreasonably withheld or delayed and shall not be required in ihe event of an emergency), the Operator shall be entided to move the Products from the Teminal to other parts of the Temlnal if the Operator shall deem such movement to be necessary for the Operator to carry out such Maintenance Works and in such event the Operator shall as soon as possible notify the Customer of such movement of the Products . The Operator shall compensate the Custamer for any Product lost as a resull of the movement of Products . 5.3 Liability The Customer shall not be enlilled b make any daim that has either directly or indirectly arisen from Maintenance Works or from the deprivation of the use of the Terminal for any duration as a result of such Maintenance Works provided that the Operator has notified the Customer as soon as practicable after becoming aware of such works and, axcapt In the casa of an emergency . has consulted with the Customer in respect to such works . Nothing in this Clause 5 . 3 shall prevent the Customer from bringlng a dai/n which has arisen from lhe gross negligence or wilful misconduct ol lhe Operator . Payment during Maintenance Su#|ect to the provisions of this Clause 5 . 4 , the Operator shall be entitled to payment by the Customer of all the rates and charges or olher sums payable by the Customer under the Agreement in respect of the use of the Teminal even during arty period that the Customer may be deprived of the use of lhe Terminal during such Maintenance Works . DEMVERY ANo ReoELNERY 6. 6.1 Delivery The Products shall be deemed to have been delivered by or on behalf of the Custonar to the Operator at the Tem1nal:

(a) if the Products are delivered from a Vessel, immediately upon the Product passing the connecting flange of the pipeline at tha Terminal connected to ltie manifold of the Vessel ; or (b) If the Products are delivered through a pipeline of any other person, Immedlately upon the Products passing the valve placed between that pipeline and the pipeline at the Terminal . 2. Redellvery The Products shall be deemed to have been re - delivered by the Operator to the Customer from the Teminal: (a) if the Products are re - delivered to a Vessel, Immediately ager the Products have passed the connecting flange of the pipeline at the Teminal connected to the manifold of the Vessel ; or (b) If the Products are re - delivered through a pipeline of any olher person, immediately after the Products have passed the valve placed between Itie pipeline at the Teminal and the first mentloned pipeline . 7. DELIVERY AND REOELIVSRY REQUIREMENTS 1. Requirements The Operator shah receive from or re - deliver to the Customer ths Products : (a) if so instructed by the Customer, (b) against the presentation of a receipt in a fbrm approved by the Operator and duly signed and stamped by the Customer, provided that the Customer shall have performed and observed the material tems and conditions of \ he Agreement and of any other agreement made be \ ween the Operator and the Customer in respect of other Product at the Terminal, up to the date of such re - delivery . 2. No Obligation Prior to the re - delivery of the Product by the Opefalor ta the Customer, the Customer shall advise the Operator in writing of the person(s) aulhorlsed to take re - delivery of such Product The Operator shall be entlged and shall endeavour but not obliged to : (a) demand from any person purporting to be smiled or authorised to take re - delivery of the Products, satisfactory proof of the person's Identity and of such entitlement and authority ; and (b) satisfy itself that the signature and stamp appearing on the instructions and receipts are correct and valid as at the date of re - delivery . The Operator may at its sde disaetion accept and act or reject on any request or instruction given by any person who appears or purports to be authorised by the Customer lo deal with or take redelivery of lhe Products without being required to verify the same with the Customer, and in the event that the Operator acb in reliance on any such request or instniction, the same shall be deemed to have been made or given by the Customer . The Operator shall not be liable for any Loss añsing as a result of the Operator accepting and acting on or rejecting any such request or instrucfion save in the case of gross negligence orwilMl misconduct or fraud of the Operator provided the Operator has immediately notified the Customer of such action .

8. HANDLING OF VESSELS

8.1 POF

The Customer acknowledges and agrees that all Vessels must be acceptable to the POF and it is the responsibility of the Customer to ensure that its nominated Vessels at all times meet and comply with the requirements of the POF, the Port Regulations, Applicable Laws and any other requirements and the Operator shall have no liability in this regard. The Customer further agrees that it shall comply with the Port Regulations and Applicable Laws and any orders or directions issued by the POF or the harbour master, including with respect to Vessel scheduling, loading, discharge and pilotage.

8.2 Order of Arrival

Subject to Clause 8.1 and except where required otherwise by the competent authorities or where deemed necessary by the Operator to facilitate other operations at the Terminal, the Operator shall take delivery of Product from, and redeliver Product to, a Vessel berthed at OT1 or OT2 on a first-come-first-served basis in accordance with the notices given to the Operator by such means and within such time as shall have been agreed between the Operator and the Customer.

8.3 Delayed Arrival

In the event of any delay caused to the Vessel or any delay, interruption or departure from the sequence of handing of the handling of the Vessel due to any cause whatsoever (including the non-availability of a berth or ancillary facilities), the Operator shall not be liable to the Customer or any other person for any Loss arising from any such delay or interruption or departure, including any claim for any demurrage or other compensation for any temporary or permanent loss of use of the Vessel.

8.4 Handling Instructions

If the loading or unloading of the Products shall be undertaken by the Operator as part of the Services, the Customer shall ensure that the Operator shall receive reasonably adequate directions which is usual in the case of such delivery in sufficient time regarding the proper manner of such loading or unloading.

8.5 Inadequate Instructions

(a) If the Operator shall not have received any or any reasonably adequate directions as described in Clause 8.4 or shall not have received such directions within sufficient time, the Operator shall be entitled to refuse to take delivery of or to re-deliver the Products and at the risk and expense of the Customer, to remove the Vessel to any place chosen by the Operator at its absolute discretion; and

(b) the Customer shall pay to the Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such non-receipt, refusal and removal and shall be liable for any Loss arising from such failure and shall indemnify the Operator against such Loss.

8.6 Handling

The Customer shall ensure that, when the Vessel has berthed or landed alongside a delivery or re-delivery point at the Terminal designated by the Operator and the Operator has declared itself to be ready for such delivery or re-delivery, such loading from or unloading onto the Vessel (including the connection and disconnection of hoses and the taking and analysis of samples of the Products) shall commence immediately and proceed diligently on a 24 - hour basis daily (Including Sundays and public holidays) without interrupfion or delay until the completion of such loading or unloading . 7. Pumping Capacity Without prejudice to the generality of Clause 8 . 5 , the Customer shall ensure that : (a) the Products shall be unloaded ftom a Vessel at the maximum pumping capacity whlch is usual in the case of a vessel of a similar size and tonnage unless directed otherwise by the Operator, taking into account the receiving capacity of the Terminal and the requirements of safety ; and (b) the Products shall unless directed othenvise by ihe Operator, be pumped at such temperature, pressure and condition as wlll not delay or impede such pumping . If the Operator and the Customer shall differ on lhe questiOn Of sUch maximum pumping capacity, temperature, pressure or condition, Clause 30 shall apply . 8. Departure The Customer shall ensure that the Vessel shall be removed from the Teminal promptly upon completion of such loading or unloading or, sooner if necessary for compliance with fhe requirements of the competent authorities or where deemed necessary by the Operalor to facilitate other operations at the Teminal . 9. Failure (a) the Products shall not be unloaded from or loaded onto the Vessel, as the case may be, at the times and the speed described in Clause 8 . 7 due to any reason whatsoever : or (0) the Vessel shall not be removed from the Terminal at the time described in Clause 8.8 due to any reason whaBoever (including the arrest or seizure of the Vessel by a third party). and the Operator shall hava requested the Customer or the maslerof the Vessel to increase the speed of such discharge or to remove the Vessel, as the case may be, and the Customer or Ihe master shall fail to comply with such request dua to any reason whatsoever Ifie Customershall pay lathe Operator all losses, costs and expenses (including demurrage and consequential losses) arising from such failure and removal and shall be liable for any Loss arising directly from such failure and shall indemnify the Operator against such claims . 9. 9.1 DETERMINATION OF QUAMTIT)ES Quantities loaded la or unloaded from a Vessel will be ascertained by the Operator's aulomalic tank level gauging system before and after eaah loadlng/unloading event and shall take Into account quantities of Product stored in the Temlnal's pipelines . All deteminations or quantities shall be in accordance with ASTM International Standards . 9.2 Surveyor The Customer may appoint an Independent inspector(s), the identity of which shall be approved by lhe Operator, to witness the loading/unloading of the Products for delivery to, or redellvery from, the Temlnal . The decision of such Inspectors, if appointed . shall be beatad and accepted by the Customer and Ihe Operator as concluslve and shall be linal and binding upon the Opora!or and the Customer, save for fraud or manifest error, as to lhe quantity of the Products so loaded or unloaded . If no inspector is appoin \ ed, then in such an evenI the quantities ascertained by the Operator shall be final and binding for both Parties . ACCESS TO T SRMINAL 10. 10.1 Authorised Access The Operator shall grant the Customer and persons authorised in writing by the Customer, access to the Storage Facilities only for the purposes of the Agreement subject to lheir compliance wilh the requirement of the Operator and the competent authorities . Operator should prepare the required cargo shipping documents requested by Customer . Operator is having the needed Infrastructure to transfer the Product through the matrix manifold of the Fuja[rah Oil Tanker Terminal . 10.2 NO CIaIM The Operator shall not be liab|e for any Loss due to any cause whaboever arising from the entry to or presence of the Customer or such authorised persons on the Terminal and the Customer shall indemnify the Operator against such Loss except for Loss which arises due to the gross negligence or wllful misconduct of the Operator . 11. CONDITIONS OF PAYMENT 11.1 Invoicing and Payment (a) In Consideration to Box 13 of Commercial Storage Agreement, the Customer will pay fha Operator the Rental and Handling Charges (as may be revised fiom Ome to time pursuant the tems of this Agreement) covering the Volume Commitment . over the period of twelve months, on accounL and In advance . The fimt month to be paid in a current - aated cheque to be daled with the date of this Agreement, and tha remaining eleven months period to be pald with eleven post - dated cheques . in advance . dated 15 days prior the beginning of each storage month covering the rest of the Term . (b) Not later than 10 days aRer the end of each monfh, the Operator shall submit to the Customer an invoice for the Fee incurred (excluding the Rental and Handling Charges) in respect of fhe immediately preceding month . The Customer shall pay such invoice within 10 days of its bein 9 issued . (c) All sums of whatever nature due from the Customer to the Operator under the Agreement shall be payable without demand and set - oP, or counter clalm and wI \ hout deduction . (d) All amounts payable to the Operator undef thls Agreement ara exclusive of any Value Added Tax or other applicable sales tax or duty of any kind . For the avoidance of doubt, charges related to fhe Port of Fujairah will be charged to the Customer as per actual Port of Fujairah invoice which is indusive of Valua Added Tax (e) If any deduction or withholding for or on account of tax Is required by the laws of any jurisdiction to ba made by the Customer kom any payment, the Customer shall pay to the Operator such additional amount as will (after such deduction or withholding has baen made) leave the Operator with an amount equal to the paymant which would have been due if no deduction or withhdding for or on account of tax had been requlred .

2. Immediate Payment f 2 otwilhstanding the period for payment stipulated in Clause 11 . 1 : (a) if legal proceedings shall be commenced by any third party for the bankruptcy or liquidation or winding up of the Customer, unless the Customer can provide evidence satisfactory to the Operator that such proceedings are frivolous or vexatious and can be dismissed withln 15 days : (b) if the Customer shall make any offer of composition to ils creditors (except in the case of a voluntary reorganisation not including the insolvency of the Customer) ; (c) if any oraer of distress or allachment or similar order shah be made against any property of the Customer and remains undischarged for 14 days . (d) if lhe Customer shall cease to carry on the business in which it was engaged at the commencement of effoct of the Agreement ; or (e) if the Customer shall fail to perform or observe any material tern or condition of the Agreement, all sums due from the Customer to the Operator shall become immediately due and payable . 3. interest If due to any reason whatsoever (except the default of the Operator), the Customer shall not pay any sum payable to the Operator under the Agreement within 15 days after the date of the Operator's invoice then : (a) the Operator shall be entitled to engage the services of any person to recover such sum from the Customer . in whlch event the Customer shall also be liable fbr all aerial costs incurred by the Operator for such services (includlng the legal costs) ; and (b) regardless of whether or not tha Operator shall have enga 9 ed the services of any parson as described In Clause 11 . 3 (a) the Customer shall in addition to all sums payable under the Agreement and the cosD described in Clause 11 . 3 (a) (if any) . pay to the Operator interest on such sums and Ihe costs at 5 ƒ 4 above the then current LIBOR rate, which interest shall be payable on a day to day basis ffom the date immediately aRer the due date for payment to the date of actual payment of such sums, the costs and interest thereon or to the date of expiry or sooner temination of the Agreement . whlchever Is earlier . 4. 9ueponslon If the Customer fails to pay any amounl within 10 days after the due date under thls Agreement, the Operator may suspend the provision of Services under this Agreement until such non - payment is remedied . The Operator shall notify the Customer of any imminent suspenslon of the provision of Services, not less than 5 days prior to the date on which the Operator shall effact such suspension . Failure by the Opeiatoi to provida notification to the Customer of any suspension of Ihe Services shall not limit . diminish or invalldala in any way the Operator's right to suspend the provision of the Servlces in accordance with lhls Clause 11 . 4 . During the period of suspension . the Rental and Handling Charges shall continue to be payable .

11.5 **Basis**

For the avoidance of doubt, it is hereby agreed and declared that:

(a) where the Products shall be delivered or taken re-delivery of by a Vessel, such sums have been charged on the basis that the Products shall be delivered or re- delivered at the flange of the pipeline which is connected to the manifold of the Vessel;

(b) unless expressly agreed otherwise, such sums shall be payable for the whole period during which the Storage Facilities are available for the Customer's use pursuant to the Agreement regardless of whether or not the Customer shall have actually used the same;

(c) unless expressly agreed otherwise, such sums shall be payable on a monthly basis. Payment for a part only of a month should be on a pro rata basis; and

(d) the Operator shall not be obliged to recover from third parties any sums which may be due from third parties to the Customer in respect of the Products.

12. THIRD PARTY CHARGES AND SUMS ON PRODUCTS

12.1 **Customer's Liability**

The Customer shall pay to the Operator the amount of any properly invoiced charges or sums due or paid by the Operator to third parties (including any freight, port charges, taxes, duties, contributions, fines and any other costs) in respect of the Customer's Product and/or the provision of Services to the Customer save for any charges which are specified in the KeyCommercial Terms to be borne by the Operator and shall indemnify the Operator against any Loss arising in respect of such unpaid charges and sums regardless of whether or not the Products shall then be present at the Terminal.

13. RIGHTS OF LIEN AND RETENTION

13.1 The Operator shall have a right of lien and retention over the Products and all sums (including any insured sums collected by the Operator for the Customer), documents and valuables which the Operator shall now or hereafter hold of or on behalf of the Customer or which is now or hereafter due to the Customer, to secure the performance of all of the duties, undertakings and obligations of the Customer under the Agreement or under any other agreement made between the Operator and the Customer in respect of other Products at the Terminal.

13.2 The Operator shall exercise its rights under Clause 13.1 by delivering a notice to the Customer setting out the amount of the sums due under the Agreement and any other agreement between the Operator and the Customer in respect of other Products at the Terminal (a "**Failure to Pay Notice**"). The Failure to Pay Notice shall also set out a due date for payment of such sums, such date to fall at least 7 days after the date of issuance of the Failure to Pay Notice.

13.3 The Customer acknowledges and agrees that if the Customer has not paid the amounts due by the due date set out in the Failure to Pay Notice, then the Operator shall be entitled to make an application to any relevant court, to allow the Operator to sell a quantity of Product that will satisfy the amounts due under the Failure to Pay Notice.

14. TRANSFER OF OWNERSHIP The Customer may Sansfer the to Product stored in the Storage Facilities to any person who has contractual rlghts to the necessary storage capacity in the Taminal . Any sucti kansfer of title shall be promptly notified to Operator . 15. REPRESENTATIONS AN0 WARRANTIES Each Paty hereby represents and warrants to the other Party that: (a) it is a company duly incorporated and validly existing under the laws of the jurisdiction referred to in Box 2 of the Key Commercial Tems; (b) it has the power and authority required to enter into this Agreement and perfolTn fully its obligations under this Agreement in accordance with ils tems; (c) subject to any general principles of law, assumptions or qualifications referred lo in any legal opinion required in relation to this Agreement, this Agreement is legal, valia and binding on hand is enforceable In accordance wlth its terms : the execution and delivery of this Agreement and the performance of its obligationsunder this Agraemant have been duly authorised by all the necessary corporate acbons on the part of such Party ; ana (d) neither the entry Into this Agreement nor the implementation of the transactions contemplated by it will resuit in: (i} a violation or breach of any provision of its stalutes, by - laws or other constitutional documents ; a breach of, or give rise to a default under, any contact or other agreement to which it is a party or by which it is bound : or a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to it or any of its assets, (iii) and in case of breach of any such rapresenation and warranty, the Customer agrees to indemnify and keep IndemniFad the Operator against any such breach . 16. TERMINATION 1. Early Temination by Operator Notwithstanding the other provisions of the Agreement, the Operator may at any tlme after fhe occurrence of an Event of Default by Ihe Customer whiM is continuing terminate the Agreement, by giving written nofice of such temination to the Customer . 2. Event of Default Each of tha folbwing is an Event of Default by the Customer (a) if the Customer shall fail to observe or perlbm any of its material obligations under the Agreement and shall not remedy its failure to so observe or perfom such material obligations within 30 days' time after the Operator has notified the Customer of such failure ;

(b) if the Customer shall fail to pay any sum due under lflis Agreement and shall not remedy its failure to pay within 15 days' time after the Operator has nolilied the Customer of such failure to pay . (c) if the Operator shall be of the reasonable opinion that !tie Products have become subject to changes or deteriorated or may become subject to changes or deteriorate and the Operator Is of the reasonable opinion that fhe Customer has failed to give proper or full instructions to Ihe Operator for tha prevention or reduction of such changes or deterioration : (d) if the Product stored at the Teminal are nol in compliance with UAE Laws and the Port of Fujalrah Laws : (e) if fhe Customer or any of its shareholders, group company . parent company . subsidiaries, or, to the Customer's knowledge, any director, officer, amployee, agent, aftllate or representative of the Customer or any of its subsidiaries, is an individual or entity ("Person") that is, or is owned or controlled by a Person that is subject to any sanctions administered or enforced by the U . S . Department of Treasury's Office of Foreign Assek Control, lhe United Nations Security Council, the Council of the European Union, Her Majesty's Treasury, or other relevant sanctions authority [collectively, ’Sanctions") . (q if the Customer conducts businesses with any parent company, subsidiary . joint venture partner or other Person that faciliates any actlvlties or business with any Person lhat, at the time of such facilitation, is Ifie subject of Sanctions . (g) if the Customer shall have a receiver appointed over all or any substantial pait of ils asset and in tho case of an appointment by a creditor, such appointment is not dismissed within 30 days ; {h) if the Customer shall make any composition with iD creditors (except in the casa of voluntary reorganisation not involving insolvency of the Customer) ; or (i) if lhe Customer shall go into liquidation whe \ her voluntary or compulsory {otherwise than for the purposes of amalgamation or reconstruction). 3. Early Termination by Customer Notwithstanding the other provisions of ltie Agreement and the required nofice periods therein, the Customer may teminate Ihe Agreement forthwith at any time without claim or charge by the Operator, by giving notice to Ihe Operator if any of the fbllowing has occurred and Is continuing : (a) if the Operator shall have a receiver, bankruptcy trustee or analogous person appointed over or to administer and manage all or any substantial part of its assets and such appointment is not dismissed or withdrawn within 30 days ; or (b) If the Operator shall make any composition wifh Ils creditors (except in the case of voluntary reorganisation not invoking insolvency of the Operator) ; or if the Operator shall go into liquidation whether voluntary or compulsory (otherwise than fof tha purpose of amalgamation or recons \ suction), provided that for as long as any amount owed to any secured Flnance Party, or any agent or trustee acting on its behalf (a "Security Trustee"), by the Operator is outstanding, the Customer shall not be pemitted to terminate this Agreamant upon the occurrence of any of the evenls or circumstances specified in Clauses 16 . 3 (a) to 16 . 3 (c) (inclusive) and shall instead, subject to the required notice period thereln, only ba permitted to terminate this Agreement : {i) in the event or circumstance set out in Clause 16.3(a) occurs; or (A) a receiver wilh a power of sale has been appointed by any securea Finance Party or the Security Trustee: (B) a bankruptcy trustee has been appointed by a court in the United Arab Emirates on the application of any secured Finance Party or the Security Trustee ; or (C) any analogous parson is appointed by or on the app|ication of any secured Finance Party or the Security Trustee, in each case over or lo administer and manage: (D) all or sny substantial part of the Operator's assets; or (E) the shares in the Operator that have been charged to the secured Finance Party, or the Security Trustee (as the case may be). (ÏV) and any appointment referred to in paragraph (A), (B) or (C) is not dismissed or withdrawn within 30 days ; or any secured Finance Party or Security Trustee (as the case may be) has been awarded a favourable judgment of a court in the United Arab Emirates substantiating the secured Finance Party's, or Security Trustee's (as lhe case may be) debt claim and enabling it to sell (X) tha Operator's business and/or assets Ihat have been charged to the secured Finance Paily, or the Security Trustee (as the case may be) by the Operator or (Y) the shares in the Operator that have been charged to the secured Finance Party, or the Security Trustee (as tha case may be) ; ar a court In the United Arab Emirates has issued a judgment of liquidation or otherwise authorising (or permitting) the dissolution of the Operator fbllowing a judgment of bankruptcy, or any similar or comparable avents under any new legislation applicable to the Operator . (iii) 17. AFTER TERMINA7ION 1. Temlnatlon Payment on Early Teminatlon by Operator The Customer shall pay to the Operator fortriwilti on any temination pursuant to Clause 16 . 1 , other than In the case of a termination pursuant to Clause 16 . 2 (i) due to an act or omission of tha Operator or Force Majeure, an amount equal to the aggregate ot (a) any amounts then due or payable but unpaid by the Customer under this Agreement; (b) any amount to be due and to be Invoiced under thls Agreement but unpaid by the Customer, equal to the aggregate of the due and owing Rental and Handling Charges, lhe Excess

Throughput Charges, the Circulation Charges, the Inter Tank Transfer Charges, the Port of Fujairah Tariffs and the Cleaning Charges if cleaning of the Storage Facilities is necessary in the opinion of the Operator;

(c) any Rental and Handling Charges under this Agreement for the remainder of the Agreement period till expiry to fall immediately due for payment to the Operator;

(d) by way of agreed compensation, the Termination Sum calculated as at the date of that termination.

17.2 No liability following early termination by Customer

Without prejudice to any accrued rights up to termination, the Operator shall have no liability under this Agreement or otherwise in connection with or as a result of any termination of this Agreement pursuant to Clause 16.3 (Early Termination by Customer).

17.3 Removal of Products

The Customer shall completely remove the Products from the Storage Facilities not later than the date of expiry or the day falling 30 days after termination of the Agreement pursuant to Clause 16.

17.4 Return of Storage Facilities

If cleaning of the Storage Facilities is, in the opinion of the Operator, necessary, upon expiry or termination of the Agreement, or due to a change in the nature of the Products stored or to be stored therein, during the term hereof, or both, the Customer agrees to remove or cause to remove any Products and waste to permit cleaning in a safe and legal way and to reimburse the Operator for said cleaning, removal and disposal.

17.5 Right of Disposal

If the Customer fails to remove the Products due to any reason whatsoever upon the expiry or termination of the Agreement in accordance with Clause 17.3, the Operator shall be entitled, by notice to the Customer, to remove the Products from the Storage Facilities to any place whether in or outside the Terminal and dispose of or destroy the Products in such manner as the Operator deems fit and at the risk and expense of the Customer and by rendering any surplus to the Customer to an account as notified by the Customer.

17.6 Proceeds

If the Operator shall decide to dispose of the Products under Clause 17.5 by sale by private treaty or public auction any proceeds of the sale shall be applied by the Operator in the following manner:

(a) firstly, in payment of all sums due from the Customer to the Operator under the Agreement or under any other agreement made between the Operator and the Customer;

(b) secondly, in payment of the expenses of the removal and disposal and any storage of the Products in the period between such removal and disposal; and

(c) thirdly, in payment of any sums due from the Customer to the competent authorities;

(d) fourthly, in payment of other claims or liens of which notice has been given by third parties to the Operator.

and by rendering any surplus to the Customer to an account as notified by lhe Customer . 7. lnsufflcient Procaeds If the proceeds of any sale of the Products by Ihe Operator pursuant to Clause 17 . 5 shall be insufficient to satisfy in full any claim of Ihe Operator under the Agreement and under any other agreement made between the Operator and the Customer . the Operator shall be entilled to recover the same from the Customer as a debt in any court of competent jurisdiction . Any sale of the Products by ths Operator pursuant to Clause 17 . 5 shall be free kom any encumbrances . 8. No Liability The Operator shall not be liable for any claim arlslng from the ‹emoval, disposal, destruction and Intermediate storage of the Products under this Article 17 , and Ihe Customer shall indemnify the Operator against such claims . 18. FORCE MAJEURE 1. Scope of Force MaJeuro Any delays in or failure of perfomance by either Party shall no \ constitute default hereunder or give liability for any claims if and to the extent such delays in or failures of performance are, without I : he fault or negllgence on the part of the affacted Party, caused by Force Majeure . "Force Majeure" shall mean any event or circumstances, which is not within the reasonable control of the Party (actlng as a Reasonable and Prudent Operator) affected by the cause and which, by the exercise of diligence, such Party (acting as a Reasonable and Prudent Operator) is unable to foresee or prevent and may Include, but shall not be limited (a) war, hosôlities, revolution, riots, insurrection or other civil commotion, acD of terrorise or sabo 9 e; (b) nuclear explosion, radioactive, biological or chemical contamination, lonizing radiation, or the discovery of such contamination or radiabon; {c) strikes and/or lookouts except any such action by employees or subcontractors or agenls of the Party claiming Force Majeure; (d) any effect of the natural elements, including lightning. fire, earthquake, sandslorm. flood, stom, tsunami, cyclone, typhoon or tornado; (e) explosion (olher than nuclear explosion or an expbsion resuI \ ing from an act or war); (f} epidemic or plague ; (g) inabîlily to obtain necessary equipment or mateñals due to btockade, embargo or sanctions; and (h) any act of omission of any oompelent authority including any refusal to issue, wiltidrawal, non<enawal or non - extenslon of a license, pemit or approval. 18J f4OtÎfÎGAtlOfi If either Party is prevented from or delayed in perfoming any of its obligations under the Agreement by Force Majeure, Such Party Shall immediately notify the other Party in wñting of lhe occurrence of the circumstances constituting Force Majeure . Forthwith upon the

t8.5 Force Majeure ceasing lo have effect . the Parly relying upon it shall give written notice thereof to the other Party . 3. General Limitations The affected Party shall nol be entitled to suspend performance under this Agreement for any greater scope or longer duration than is required by the Force Majeure or the delay occasioned thereby . Obligations of lho Parties that were required to be completely performed prior to the occurrence of Force Majeure shall not be excused as a result of such occurrence . The Customer 9 hall be able to claim Force Majeure only in respect ofa vessel that is loading or unloading at the Terminal, or whose scheduled loading and unloading at the Terminal was been notified b the Operator . The failure or inabillty of either Party to satisfy a payment obligation that has arisen under this Agreement shall not ba excused by Force Majeure . 4. No Braach Neither Party shall be deemed to be In breach of the Agreament or be liable to the otner for any delay in performance or non - performance of its obligations under the Agreement to the extent that such delay or non - perfomance is due to Force Majeure . of which it has notified the other Party . The Party claiming Force Majeure shall perfom and observe its obligations under the Agreement insofar as the performance and observance triereofare not preventad by Force Majeure . To the exten( that the Operator is unable to provide the Services as a result of Force Majeure affecting the Operator, tha Customer shall not be obliged to pay the Rental and Handing Charges . Use of Storago Facilities If Force Majeure is being claimed by the Cusk›mer, and as a result of such Force Majeure, the Customer is not using Itie Storage Facilities, the Operator may allow the use of Itie Storage Facilities to other customers for so long as the Force Majeure continues . 6. EffoM The Party claiming Force Majeure shall use reasonable effoM to promptly cure lhe ePect of Force Ulajeure . 7. Temina!ion Where an evant of Force Majeure affecting Operator or Customer extends for more than 60 consecutive days, ea : h Parly shall have the right to teiminate Ihis Agreement by giving 30 days' wrihen notica to that effect . 19. LiABILlTY 1. Operator's Liability (a) The Customer shall indemnify and hold the Operator hamless from and against all claims, cosD, losses, liabilities . injury to person and/or damage to property, caused by or resulting from' (i) Any gross negligence, misconduct, and/or any intentional wrongful acD oromissions on lhe part of the Customer, its employees, agents, contractors or any other persons acting under its authority (indudlng but not limited to, any contractors transporting product to or from the temlnal) in the performance of this Agreement . and

(ii) To the extent not caused by the negligence, misconduct, wrongful acts or omissions of the Operator . ifs employees, agenls or contractors, any losses incurred directly as a result of the physical or chemical characteristics of the Product . (b) Far the avoidance of doubt, the Operator shall not be liable to the Customer for any claims, costs, losses. damages, liabilities, injury to person and/or damage to property incurred by the Customer to the extent that such claims, losses, damages, Ilabilities, injury io person and/or damage to properly are caused (whether directly or indireclty) by the Operator In tha perfomance of its obligations under Ihis agreement in accordanca with its terms. The Operator shall carry out the Services with reasonable care and to the Standards of a Reasonable and Prudent Operator . Without prejudice to the Parties ' rights under the other provisions of the Agreement, this Clausa 19 . 1 shall not impose on Use Operator any liability for claims arising from : (c) Force Majeure; or (d) any delay in the delivery of the Products to lhe Operator 2. Event of Claim Notwithstanding anything to the conkary in this Agreement, in lhe event of any claim against the Operator (a) the Operator shall not be liable for any forms of consequential losses (including loss or profits, indirect loss or damage or other forms of puraly economic losses): (b) the Operator shall not be liable for any claim arising before delivery of the Products to the Operator or afler re - delivery of the Products to the C«stomer. (c) the clalm will be void if the Customer shall not have notified the Operator thereof wlthin 120 days aRer Ihe occurrence of the event giving rise to the claim or within 120 days after the re - delivery of the Products to the Customer, whichever is earlier ; and (d) if tha claim shall have been notified to the Operator in accordance wifh Clause 19 . 2 (d), the dam shall become void if the Customer shall not commence legal proceedings in respect thereof wlltiin the period of 120 days after Ihe date of such notice . 3. Componsadon If any claim shall be made against tre Operator by more than one person and tha Operator shall decide to pay compensation in respect of the claim, the Operator shall be entitled to apportion such compensation among such persons according to the extenl of proven loss or damaga suffered by each of them .

19.4 Customar's indemnities The Customer shall indemnify, defend and hold harmless the Operator, its respective officers, employees and agents against : (a) any and all claims for Loss, damage and expense of whatever kind and nalure, including all related casts and expenses, in respect of personal injury to or death of any person employed by the Customer and (b) any and all claims for Loss, damage ai›d expense of whatever klnd or nature, Including all related costs and expenses, brought by third parties against the Operator or its officers, employees or agents in connection with any act or omlsslon of the Customer or lb officers, employees or agents . 5. Operator's indemnities The Operator shall indemnify, defend and hold hamlass the Customer . its respective officers, employees and agents against any and all claims for Loss . damage and expense of whatever kind and nature, including all related costs and expenses, in respect of personal injUfy to or death of any peison employed by the Operator . 6. Indemnity Process (a) Each of the Operator and the Customer undeAakes and agrees, when asserting its rigrit to indemnifica \ ion from the other Party for the negligence or misconduct or wrongful acB or omissions of any of such other Party's contractors : (I) To first seek recourse against any such contractor (including, where applicable, recourse against tne Owners, Insurers or P and I Clubs of the responsible barge or marine vessel) ; To use commercially reasonable ePorts to obtaln from such Owners, Insurer or P and I Clubs sufficient security to cover said contractors liability ; To claim under this indemnity only if and to the extent such contractor (including, where applicable, recourse against the Owners, Insurers or P and I ClubS ofti›e responsible barge or marine vessel) is llable and is unable within a feasonable time under the circumstances to meet and discharge ib liabilities in full ; and That it will exercise commercially reasonable efforts to assist the olher in obtaining recourse and recompense horn of on behalf of third pañies for losses incufred . (ii) (iii) (iv) lb) In the event that any loss in caused in whole or in partly by the concurrent negligence or Intentional wrongful acts or omissions of the Operator, ils employees, agents, contractors or any other persons acting under its authority on the one hand and the Customer its empbyees, agents, conkaclors or any other persons acting under its authority on the other hand, then this obligation to indemnify shall be comparative and eack Party shall Indemnify the other to the extent that such Party's negligence or intentional wrongful acts or omissions were Ihe cause of such loss .

20. INSURANCE 1. Insurance and Liability The Operator shall maintain throughout lhe course of the Agreement the following insurance requirements : A) Worker's Compensation and Employar's Liability insurance, as prescribed by applicable law B) Commerclal General Liability Insurance wlth an adequate maximum llmit per occurrence and in the aggragate per year for bodily injury, properly damages, and conkactual liability coverage not exceeding the legal liability . 2. No Insurance of Products by Operator Unless it has been exdicltly agreed in writing with the Customer, lhe Operator shall not be obliged to Insure the Products of tha Customer or any other property of the Customer or any third party . 3. Insurance of Products by Customer The Customer must maintain adequate insurance for the Product of the Customer in the Terminal . The terms and conditions of such insurance shall includa : (a) Ihat the Operator be a co - insured in respect of such policy: (b) the insurers waive any rlghts of subrogation against the Operator: and (c) such olher tems as the Operator shall reasonably specify. 20.4 Redellvery In the event of the re - delivery of part of the Products, the Customer shall notify the Operator of the insurable value of the remaining part of the Produc \ s failing which lhe Operator may reduce the insured sum In respect of the Products in the same proportion as the Products shall have been reduced in number, weight, measurement or content Operator's Assistance If lhe Customer shall request the assistance of the Operator to determine the extent and value of any loss, damage or destruction of the Products, the Operator may, but shall not be obliged to, render such assistance subject to : (a) the Cusbmar's payment of the costs of such assistance (including the fee of lhe Operator) and (b) if the Operator so stipulates . the Customer's prior payment in cash of all sums due, rom the Customer to the Operator under the Agreement or under any other agreement made between the Operator and the Customer . 20.6 Insurance of Protection and Indamnity Cover by Customer The Customer shall procure and maintain (or, in Ihe case of Vessels it has chartered, cause to be procured and maintained), in teladon to ib Product, activities and the activities of its Vessels at \ he Terminal, comprehensive prolechon arid Indemnity insurance includlng average for injury/loss of lives . full cdlision liability, damage to property including fixed floating objects or Port of Fujairah property, crew, cargo, pollution liabili \ y, spillage and wreck removal, towage, war risks and fines, in accordance with good industry practice in addition to any requirements imposed by the Port Regulations. 21. CONFIDENTIALITY 1. Confidential Information (a) Subject to Clause 21 . 1 (b), each Parly agrpes to and shall cause its respactive agents, representatives, affiliates, employees, officers and directors, to treat and hold as confidential (and not disclose or provide access to any person), all confidential infamation received by it relating to the olher Party, infomation relating to the provisions of and negotiations leading to Ihis Agreement, and all other confidential or proprietary Infomation wlth respect to the Terminal . (b) A Party may disclose information which would otherwise be confidential without the consent of the other Party, if and to the extent : (i) (iii} (iv (vil) (ii) (vi) (ix) required by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to whlch the Party making \ he disclosure is subject, required by any stock exchange or any governmental, regu 1 atory or supervisory body of lhe Operator's parent company, which for the avoidance of doubt, Is listed on the Nasdaq Stock Exchange, New York . required by the law of any relevant Jurisdicgon ; required by leaders in connection with debt financing arran 9 ements for the Terminal : (v) required by any competent authority to register security in favoür of any lender (howsoaver described) in connection with debí financing arrangemenB (or the Temlnal ; disclosure is made to lhe affiliates, professional advisers, auditors and bankers of that Party : disclosure is made to bona flde potential purchasers of shares In that Party and tha professional advisers of such bona fide potential purchasers : the infomatlon bas come into the public domain through no fault of that Party ; or the other Party has given prior written approval to Ihe disclosure . (c) This Clause 21 and such Clauses of this Agreement as ara necessary to permit the enforcement of this Clause 21 sha 8 continue to apply for two (2) years following the expiry or terminaéon of this Agreement . 22. CUMULATIVE RlsmS AND REMEDIES The rights and remedies given to the Parties under this Agreement shall be cumulative remedies and shall not prejudice any other rights or remedies of the Parties contained in the Agreement or at law or the right of actton or other remedy of the Panias for the recovery of any sums due to it from any other Party or in respect of any antecedent breach of the Agreement by that Party .

23. C0h'Pl.IANCE›viTH S 4 \ uTEs The Par tic 9 shall comply \ ‘/iltJ lhe provisions of all stalules affecliny the ProduEls, trle Services nn d li› c Agreement (incl uding, without limitation, tho»c spo cified in Box 20 cf IIiu Key Comm ercinl TeriT›s) * . nd shall giva all necessary notices and the Customer shall obtain all requisite permission . approvals and consenfr . ’M e Customer shall indem icily Ihe Operator against any finch, penallies, Ioss«s, costs or expenses inkurrecl fry life Opuratui . n respect o f af y non - compliance \ 'zith the provisions of such statutes save for • '/Iiere such liras, penalties, losses, costs or expenses ›'zere caused by the gross negligence or . '/iIful mlsconducf of the Operator . 24. NOTICES 1. Unless otherwise provided for herein, all no 5 ces to be given or mad ƒ . in connection ' 77 ith the matters contemplate ¢ l cy p is Agreement shall be ii› 'writing and shall be deli • /ered personally oi sclJt by prepaid mail . In li e case of fhc Operator to l3rooge i'eiroIeum and Gas lnveslmenl Ccmpa/jy FZE Address: P. O. Box 5S17o, r«jairah, use ivr. Nicolaes PaardenkcopP.r C/lie f Executive Olliner and shall be deemed ie have been duly given or made served as foIIo \ • /s : (a) if personally £leliveied, upon delivery al the adclress of the relevant Parly; (h) if sent by mail. 2 Business Days after the date of posting; and provided that if, in accoraance with tha above provision . any such notice, demand or other communication ‹'would othera/ise be deemed to be given or made on a non - Business Day afler 5 . 00 p . m . at the legation of the incipient . such nclice, demanc or clher communication shall be deemed to be given or made at 9 . 00 a m . on lhe next Business Oay at the Io‹ : ation of the recipient . Unlcss the contrary be proven, proo( of posfago or delivery shall be proof of service .

2. A Parly may nobly the other Party of a change to its name, relevant addressee, address or fax number for the purposes of Clause 24 . 1 provided that such notification shall only be effective : (a) on the dale specified in the notification as the date on which the change is to take place ; or (b) if no data is specified or the date specified is less Ihan 10 days after Ihe date on which notice is given, the date falling 10 days after noflce of any such change has been given . 26. ASSIGNMENT/5UBLEASE 1. The Operator may at any time assign/sublease or otherwise transfer all or any part of iis rights under thls Agreement . 2. The Customer shall not asslgn or olhefwise transfer all or any part of its rights under this Agreement without the prior consent of the Operator (which may be grantaa or withheld in its absolute discretion and may be granted subject to any conditions as the Operator deems necessary in the circumstances) . Ths Customer shall also be entitled to sublease part or all the Commltted Volume to another well reputed third party subject to having the Operator's prior wriken approval (not to be unreasonably withheld) . 26. CONSENT OR WAIVER No consent or expressed or implied waiver by a Party to or of any breach of any covenant, condition or duty of the other Party shall be constructed as a consent or waiver by that Party to or of any other breach of the name or any other covenant condition or duty by that Parly and shall not prejudice in any way the righls powers and remedies of that Party contained in the Agreement . 27. Should any part, term or provision of the Agreement ba judged illegal or in congict with any law, by a courl ol competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby . 28. The Agreement and any dispute, difference, conlfoversy or claim arlslng out of or ralating to this Agreement Indudlng the negotiation, existence, validity, invalidity, enfotceabllity, breach or temi/iation thereof regardless of whether the same shall be regarded as contractual or not (a &iaputa”), shall be governed by the federal laws of the United Arab Emirates and the laws of the Emirate of Fujalrah . 29. NOTICE OF DISPUTE Any Party intending to commence proceedings In relation to any Oispule shall give at least 10 Business Days' prior notice in writing to the other Parties of ils inlention to do so, explaining the nature of the Dispute and lfie intended proceedings . 30. ARBITRATION 1. Any Dispute shall be referred to and finally resolved by arbitration under the LCIAArI : ñtration Centre Rules (the "Rule’) which (save as modified by this Clause 30 ) are deemed to ba incorporated by reference into Ihis Clause 30 . Caplfalised tems used in this Clause 30 and not o \ herwise defined in this Agreement have the meanings given to them In the Raes .

30.2 The seal, or legal place, of arbitration snail be the Dubai lnternaticnal Financinl Centre, Dubai, United Arab Emirates. B 03 The number of arbitrators aIJaIl Lo tlir«c . Tt›u claimant ‹or, if m»ie lhan one claimant . the daimants jointly) shall nominoto one arbitrator and the respondent (or, if mole than one ƒ fespondenl . the respondents jointly) shall nominate ono arbitrator, in eoch case ill accordance Vvith the Rules . Tilt ll›irtl arbitrator . who will act as cñairpcrssn of the arbitral (tibunal, shall be nominated jolntly by the tv/o co - arbitrators, provided that if Idle third arbitrator has not been so num . named '//it#in 30 Business Days of the line - timit for service of use response, the third arbitra \ or shall ke appointed by the LCIA Court 30.4 ** ƒ - !••s••s lobe used in lhe arbit ai proceedings shall be English. 31. THIRD PARTY RlsHzs Seve as expressly provided in this .ñgr«emonl. a pelsun, who or whlcil is not a party to the Agreement, has no right to enforco or enjoy the benefit of any lcr›n of the Agreeinei \ t. IHF7ITNESS VJHEREOr the Panies hereto have entered into this Agreenz«i›tand accepted the General ”rerros and Conditions on fhe day and year first Signed by: ter. tliool - ans Pdot0onyooper for and on Medau or Broepe Petroleum and Ch as Investment Company rZ6